LOAN ASSIGNMENT AGREEMENT

Dated June 23, 2005 by and among Bank Hapoalim B.M. of 50 Rothschild Boulevard, Tel-Aviv 66883, Israel (“Bank”), and York Capital Management, for and on behalf of accounts managed by it, of 390 Park Avenue, New York, NY 10022, United States (the “Purchaser”). Each of the Bank and Purchaser is hereinafter referred to as a “Party” and collectively the “Parties”.

W I T N E S S E T H

WHEREAS, Gilat Satellite Networks Ltd., C.N. 52-003893-6 (the “Company”) is a public company whose ordinary shares, par value NIS 0.2 each, (hereinafter the “Ordinary Shares”) are traded on the Tel-Aviv Stock Exchange (“TASE”) and on NASDAQ; and

WHEREAS, the Bank and the Company have entered into the Facility Agreement on December 29, 2000 as later amended on August 12, 2001, on February 24, 2002, on July 8, 2002, on March 6, 2003, on August 14, 2003, on February 16, 2004, on February 17, 2004, and on April 1, 2004 which, together with all of its Schedules, Annexes, Exhibits and Amendments, and including without limitation the right to demand the issue of a warrant or warrants as set forth in section 4 of the amendment to the Facility Agreement dated April 1, 2004, is attached hereto as Schedule A (hereinafter collectively, the “Facility Agreement”); and

WHEREAS, the Company has granted to the Bank various security interests in connection with the Facility Agreement including those contained in the Pledge Agreement dated December 28, 2000, the Additional Pledge Agreement/ Deed of Pledge dated March 14, 2003, and the Debenture, and the Security Interest Sharing Agreement dated September 21, 2003 (all as defined in the Facility Agreement) which are attached as Schedule B (hereinafter collectively the “Security Documents”, and together with the Facility Agreement, the “Loan Documents”); and

WHEREAS, under the Facility Agreement, and pursuant to its terms, the Company has an outstanding debt to the Bank as of the date hereof, of US$71,400,000 (hereinafter the “Company’s Debt”); and

WHEREAS, the Bank has the right, under the terms of the Loan Documents, to transfer and assign to a third party all of its rights and obligations under the Loan Documents, including all of the Bank’s rights and obligations in connection with Company’s Debt and arising pursuant to the provisions of the Loan Documents and with respect to any collateral, security interest, charge or pledge granted to the Bank in connection with the Loan Documents, which together with all such interests and rights shall be collectively referred to hereinafter as the “Bank’s Rights and Obligations”; and

WHEREAS, the Bank wishes to sell and assign to Purchaser the Bank’s Rights and Obligations, and the Purchaser desires to purchase and assume from the Bank the Bank’s Rights and Obligations, and by virtue thereof, the Bank shall be released and discharged as of Closing from any further rights and obligations thereunder; and

WHEREAS, the Bank wishes to grant to Purchaser, and cause the Third Party Purchaser to grant to Purchaser, and Purchaser desires to receive from the Bank and The Third Party Purchaser, a proxy for the benefit of Purchaser to vote the Option Shares and the Remaining Shares (both as defined in the Share Option Agreement) and the Third Party Shares in any general meeting of the Company’s shareholders, all under the terms and subject to the conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Parties hereto hereby agree as follows:

DEFINITIONS

The following terms shall have the following meaning ascribed to them:

DD Period Material Adverse Effect Remaining Shares Share Option Agreement Third Party Purchaser Third Party Shares	A period of 14 days from the date hereof, during which Purchaser shall perform its due diligence and inquiries with respect to the Company;

An effect that is materially adverse to the Bank's Rights and Obligations, or to the business, assets, liabilities (actual or contingent), operations, or condition
(financial or otherwise) of the Company (taken as a whole);

1,051,619 Ordinary Shares left after subtracting the Third Party Shares and the
Option Shares from the Bank's Holdings (as defined in the Share Option Agreement);

The Share Option Agreement attached hereto as Schedule 2.4(b);

The third party reasonably acceptable to the Purchaser that will purchase the
Third Party Shares at or prior to Closing;

1,250,000 Ordinary Shares of the Bank's Holdings that will be purchased from the
Bank by the Third Party Purchaser.

Article I
The Transactions

1.1         Sale and Assignment of the Bank’s Rights and Obligations. At the Closing (as defined in Section 1.2 below), the Bank hereby irrevocably sells and assigns to Purchaser in full the Bank’s Rights and Obligations, and the Purchaser hereby irrevocably purchases and assumes in full the Bank’s Rights and Obligations, and as of such time the Bank shall cease to have any rights and/or obligations under the Loan Documents. The sale and assignment by the Bank of the Bank’s Rights and Obligations and the purchase and assumption thereof by the Purchaser shall be against the full and immediate payment by Purchaser to the Bank of US$59,976,000 (hereinafter the “Debt Sale Consideration”), subject to the provisions of Section 3.5.1, in cash in US$ to be paid via wire transfer of immediately available funds to a bank account designated by the Bank.

1.2         Closing. Subject to the fulfillment of the conditions precedent specified in Section 2 below, the sale and assignment to Purchaser of the Bank’s Rights and Obligations and the purchase and assumption by the Purchaser thereof, shall be consummated simultaneously at a closing, to be held no more than seven days after the satisfaction of all of the conditions precedent thereto specified in Section 2 below, but in no event later than the date 90 days from the date hereof (the “Closing”). This Agreement shall terminate and become void if the conditions stipulated in Section 2 below are not satisfied within the said 90 day period set forth above (unless such period was extended in writing by the Parties). In the event of termination in accordance with the terms of this Section, there shall be no liability on the part of any Party to the other Party, or to such party’s respective officers, directors, affiliates and/or representatives, provided that each of the aforementioned has exerted its reasonable commercial efforts to fulfill the conditions to Closing set forth in Section 2 below.

Article II
Conditions to Closing and Deliverables

All transactions and deliverables to be delivered at the Closing shall be deemed to have taken place and delivered simultaneously and no transaction shall be deemed to have taken place at Closing until all transactions have taken place.

2.1         Conditions to the Obligations of the Parties at Closing. The obligations of the Parties to effect the transactions contemplated by this Agreement to occur at the Closing, shall be subject to the fulfillment at or prior to the Closing, of the following conditions, unless waived by both Parties in their sole discretion:

2.1.1      The procurement of all governmental and regulatory consents and approvals required for the completion of the transactions set forth in this Agreement failure to obtain which would result in a Material Adverse Effect; and

2.1.2     The procurement of all third party consents and approvals required for the completion of the transactions set forth in this Agreement, the failure to obtain which would result in a Material Adverse Effect, including the consent of Bank Leumi Le’Israel B.M. and the Israel Discount Bank Ltd. pursuant to the Security Interest Sharing Agreement.

2.2         Conditions to the Obligations of the Purchaser at Closing. The obligations of the Purchaser to effect the transactions contemplated by this Agreement to occur at the Closing, shall be subject to the fulfillment at or prior to the Closing, of the following additional conditions, unless waived by the Purchaser in its sole discretion:

2.2.1     (a)     That during the DD Period, no discrepancy shall have been found by Purchaser between the information gathered by Purchaser during its due diligence investigations on the Company and the information disclosed by the Company in its public filings with the US Securities and Exchange Commission or the TASE prior to the date hereof or in its publicly available financial statements (including income statement, balance sheet, statement of cash flow and all notes thereto), which discrepancy constitutes a Material Adverse Effect and which is not capable of being remedied, or is not remedied, prior to the Closing.

            (b)        Following discovery of such a discrepancy, the Purchaser shall forthwith provide the Bank with a written notice stating in reasonable detail the nature and scope of the discrepancy and the reasons on account of which a Material Adverse Effect exists.

            (c)        If the Bank does not agree to Purchaser’s claims or facts stated in the notice then the Parties shall try in good faith to amicably resolve their differences and should they fail to do so in a reasonable time, then the dispute shall be referred to Adv. Gene Kleinhendler and Adv. Avraham Ortal who shall seek to resolve the dispute.

2.2.2      There has not been a change, occurrence or development that could have a Material Adverse Effect, and is not capable of being remedied, or is not remedied, prior to the Closing.

2.2.3      Appointment to the Company’s board of directors of four directors designated by the Purchaser, such that at Closing the Company’s board of directors shall consist of four designees of the Purchaser, two independent directors as defined under the Israeli Companies Law, 1999, and one other director.

2.3         Deliverables to be provided to Purchaser by the Bank on or prior to Closing. On or prior to the Closing, the Bank shall deliver to the Purchaser duly executed copies of the following documents:

2.3.1      Letter(s) of resignation, effective as of the Closing, from the Company’s board of directors (“Board”) by four of the Company’s non-Independent Directors which will be attached at Closing as Schedule 2.3.1 hereto;

2.3.2      Minutes of the Board appointing effective as of Closing, the four nominees of the Purchaser to the Board (whose identity shall be provided to the Bank at least seven days prior to the Closing), which will be attached at Closing as Schedule 2.3.2 hereto;

2.3.3     A letter addressed to Purchaser, confirming that the representations and warranties given by the Bank as contained in Sections 3 are true and complete at and as of the Closing as if made at and as of such date which will be attached at Closing as Schedule 2.3.3 hereto;

2.3.4     A letter addressed to the Company, notifying it of the sale and assignment of the Bank’s Rights and Obligations to the Purchaser, and notifying the Company of the eligibility of Purchaser to receive payments thereunder, which notice will be made in accordance with the provisions of the Facility Agreement (and Section 7.1 thereof in particular as per information given to the Bank by Purchaser), which will be attached at Closing as Schedule 2.3.4 hereto;

2.3.5     The valid, irrevocable and binding proxy from the Bank in the name of the Purchaser effective as of Closing, to vote the Option Shares and the Remaining Shares (both as defined in the Share Option Agreement) at any general meeting of the Company’s shareholders at Purchaser’s discretion, in the form of Schedule 2.3.5 hereto, provided however, that the proxy shall not cover any Option Shares underlying a portion of the option (given to Purchaser under the Share Option Agreement) that is assigned by Purchaser to any unaffiliated third party, and that such proxy shall not cover any of the Option Shares or Remaining Shares subsequently sold or otherwise disposed of by the Bank (in the case of the Option Shares, which may be sold or otherwise disposed of only following expiration of the option granted to the Purchaser and relating to those shares) to a person unaffiliated with the Bank);

2.3.6     The valid, irrevocable and binding proxy from the Third Party Purchaser in the name of the Purchaser effective as of Closing, to vote all of the Third Party Shares at any general meeting of the Company’s shareholders at Purchaser’s discretion, in the form of Schedule 2.3.6 hereto, provided however, that such proxy shall not cover any of the Third Party Shares subsequently sold or otherwise disposed of by the Third Party Purchaser to a person unaffiliated with the Third Party Purchaser; and

2.3.7     The Deed of Assignment and Assumption in the form attached hereto as Schedule 2.3.7, and all other documents required (if any) to assign to the Purchaser all of the Bank’s right, title and interest in and to the Loan Documents, and the registration of such right, title and interest in the name of the Purchaser or its designee.

2.4         Deliverables to be provided by both Parties on or prior to Closing. On or prior to the Closing the Parties shall procure the delivery of: (i) any consent required from any governmental or regulatory body or third party as per Section 2.1 above, which will be attached at Closing as Schedule 2.4(a) hereto, and (ii) of a duly executed copy by each Party of the Share Option Agreement attached as Schedule 2.4(b) hereto;

2.5         Deliverables to be provided to the Bank by the Purchaser on or prior to Closing. On or prior to the Closing the Purchaser shall deliver to the Bank duly executed copy of a letter addressed to the Bank, confirming that the representations and warranties given by the Purchaser as contained in Sections 3 are true and complete at and as of the Closing as if made at and as of such date which will be attached at Closing as Schedule 2.5 hereto.

Article III
Representations, Warranties and Covenants

3.1         Representations and Warranties of both Parties. Each Party represents and warrants to the other Party asfollows:

3.1.1     Such Party has full corporate and/or partnership power, as applicable, and authority to execute and deliver this Agreement and any other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by such Party of this Agreement and any other agreement contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party, and no other action on the part of such Party is necessary to authorize the execution and delivery of this Agreement and any other agreement contemplated hereby by such Party, or the performance by such Party of its obligations hereunder. This Agreement has been duly executed and delivered by the Party and constitutes a legal, valid and binding agreement of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.2     The execution and delivery of this Agreement by such Party, the performance by such Party of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Party, or any agreement to which such Party is a party. No consents, notices, filings, approvals or authorizations are required to be made to or with any person, entity or governmental body by such party for the consummation of the transactions contemplated by this Agreement which have not been obtained or made by Closing and the failure of which to obtain or make would have a Material Adverse Effect.

3.2         Representations and Warranties of the Bank. In addition to the foregoing, the Bank represents and warrants to the Purchaser as follows:

3.2.1     The Bank is the sole legal and beneficial owner of the Bank’s Rights and Obligations and has the right under the terms of the Loan Documents to transfer and assign them in full to the Purchaser. No other assignment, transfer or grant of any of the Bank’s rights and/or obligations under the Loan Documents exists. At Closing, Purchaser will acquire and assume from the Bank all of Bank’s rights, title and interests, in, to Bank’s Rights and Obligations.

3.2.2     The aggregate principal amount of the Company’s Debt is US$71,400,000. The Bank has no obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to or for the benefit of, the Company or any other person under or in connection with the Bank’s Rights and Obligations. To the actual knowledge of the Bank, no Event of Default has occurred and is continuing, nor has the Bank received written notice from the Company of any Potential Event of Default (as each of those terms is defined in the Facility Agreement).

3.2.3     No proceedings relating to the Bank’s Rights and Obligations are pending against the Bank or to the Bank’s knowledge, threatened against the Bank before any court, arbitrator or administrative or governmental body which, in the aggregate, would have a Material Adverse Effect.

3.2.4     The Bank has provided Purchaser with a complete and accurate copy of the Loan Documents, as amended to date, and other than the Loan Documents, the Bank is not a party to any other agreement that materially affects the Bank’s Rights and Obligations.

3.2.5     Bank has not breached any of its material representations, warranties, covenants or obligations under the Loan Documents.

3.3         Representations and Warranties of the Purchaser. In addition to the foregoing, the Purchaser represents and warrants to the Bank as follows:

3.3.1     The Purchaser is a sophisticated investor, experienced in financial and business matters and in purchasing shares or investing in companies, is capable of evaluating the merits and risks of the transactions contemplated hereunder, and is able to fend for itself and bear the risks thereof. Purchaser is financially capable to perform all of its obligations under this Agreement, including without limitation the payment at Closing of the Debt Sale Consideration.

3.3.2     Purchaser hereby acknowledges and agrees that aside from the specific representations and warranties of the Bank in Sections 3.1 and 3.2 above and in the Share Option Agreement, that it is consummating the transactions hereunder and purchasing the Bank’s Rights and Obligations and if applicable any Ordinary Shares under the Share Option Agreement on an ‘AS IS’ basis, and without any further representations and/or warranties on behalf of the Bank with regard to the Company, the Option Shares and the Remaining Shares, the Facility Agreement, or the Bank’s Rights and Obligations, and the Bank has not given and shall not be treated as having given to Purchaser any information, representation, warranty or undertaking whatsoever other than those specifically set forth herein. Purchaser acknowledges and agrees that it will not have any claims and/or demands of any kind against the Bank, its officers, employees, affiliates and/or representatives with regard to the transactions contemplated hereunder (except where the Bank has breached any of its obligations hereunder). Purchaser hereby expressly waives any claim whatsoever in connection with Purchaser’s entering into this Agreement and its rights to obtain any relief of rescission, compensation or restitution in respect of such claims.

3.3.3     As of Closing, the Purchaser shall perform the obligations and receive the rights of the Bank under the Bank’s Rights and Obligations and be fully and solely responsible for all liabilities, claims and demands arising thereunder and be bound by its terms in every way and by virtue thereof, the Bank shall be released and discharged from any further performance under the Bank’s Rights and Obligations.

3.4         Covenants and Undertakings of the Parties. Each Party covenants and undertakes towards the other Party that:

3.4.1     The Parties shall respectively co-operate with each other to ensure that all information necessary or desirable for the making of (or responding to) any notifications or filings in respect of the conditions precedent in Section 2 above is supplied to the persons dealing with such notifications and filings and that they are properly, accurately and promptly made, including any notifications or filings required to be made subsequent to Closing.

3.4.2     At all times after the date of this Agreement and for the purpose of the Closing, the Parties shall, at their own expense, exert their reasonable commercial efforts, execute all such documents and do such acts and things as may reasonably be required by any Party for the consummation of the Closing.

3.4.3     Each of the Parties shall do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement and to act reasonably and in good faith towards each other in the exercise of their rights and in the discharge of their obligations hereunder.

3.5         Covenants and Undertakings of the Bank. In addition to the foregoing, the Bank hereby covenants and undertakes towards the Purchaser that:

3.5.1     Except with respect to 50% of the payment by the Company to the Bank of interest under the Company’s Debt in the amount of US$1,718,000 which is due to be paid to the Bank until (and including) July 5, 2005, any payments made by the Company to the Bank under the Bank’s Rights and Obligations from the date hereof and until the Closing, if any, will be held by Bank for the benefit of Purchaser and will be paid to it upon Closing by way of set off from the Debt Sale Consideration to be paid to the Bank at that time (without any withholding of any taxes, claims or set off). The Bank’s calculation and the entries made in the accounts maintained by it are prima facie evidence of the matters and amounts to which they relate.

3.5.2     The Bank shall use its best commercial efforts to enable the Purchaser, and its advisors and consultants (all, at Purchaser’s expense), to have reasonable access during normal business hours to the Company’s senior management and other key personnel, properties, books and records during the DD Period all, solely for Purchaser’s due diligence investigations in connection with this transaction hereunder, and subject to confidentiality undertakings imposed thereon by law and under confidentiality agreement to be executed with the Company for that purpose prior thereto.

3.6         Covenants and Undertakings of the Purchaser. In addition to the foregoing, the Purchaser hereby covenants and undertakes towards the Bank that:

3.6.1     To the extent the Bank is entitled at any time to any indemnification from the Company under the terms of the Loan Documents for claims and/or events that have occurred prior to the Closing, then once so requested by the Bank, Purchaser shall exert its reasonable commercial efforts to cause Company to so indemnify the Bank and hold it harmless in accordance with the provisions of the Loan Documents. If in accordance with the foregoing the Purchaser shall receive any monies or equivalent thereof from the Company in connection with such indemnification, then such receivables shall be held by Purchaser for the benefit of the Bank and be transferred to the Bank by Purchaser as soon as practicable without any withholding of any taxes, claims or set off.

3.6.2     Subject to any applicable law, Purchaser hereby undertakes to exert, as of Closing, reasonable commercial efforts to procure that as of the Closing and for a period of at least seven years thereafter, the Company shall continue to maintain all indemnification arrangements and insurance coverage currently provided to each of the members of the Board appointed or nominated by the Bank.

Article IV
General Provisions and Miscellaneous

4.1         Binding Agreement. (a)         This Agreement, including all Schedules and other documents relating hereto, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and embodies all the terms binding upon the Parties in respect thereof and supersedes and replaces any and all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. No Party shall be liable or bound in any manner by prior or contemporaneous express or implied representation, warranty, statement, promise, covenant or agreement pertaining to said transactions made by it or on its behalf unless same is expressly set forth or referred to herein.

4.2         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

4.3         Amendments, Waivers, Discharges and Consents. No amendment, change or modification of this Agreement or any of the provisions, terms or conditions hereof, no waiver of a right, remedy, privilege or power, or discharge of an obligation or liability, conferred upon, vested in or imposed on either Party under or pursuant to this Agreement, and no consent to any act or omission pertaining hereto shall come into operation and be effective unless duly embodied in a written instrument signed by or on behalf of the Party against whom such amendment, change, modification, waiver, discharge or consent is asserted or sought.

No failure to exercise and no delay in exercising any right, remedy, privilege or power under or pursuant to this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, privilege or power preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power.

4.4         Partial Invalidity or Unenforceability, Assignment. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the Parties shall be construed and enforced only to such extent as shall be permitted by law and in accordance with the Parties’ intentions as they were on the date hereof. Neither this Agreement as a whole nor any right or obligation hereunder shall be assignable by any Party without the prior written consent of the other Party, provided however, that the Purchaser shall be entitled to assign this Agreement to any affiliated party reasonably acceptable to the Bank.

4.5         Governing Law. This Agreement and the rights and obligations of the Parties hereunder or pursuant hereto shall be governed by and construed in accordance with the laws of the State of Israel (irrespective of its choice of law rules). Any controversy or claim arising under, out of, or in connection with this Agreement, its validity, its interpretation, its execution or any breach or claimed breach thereof shall be brought before the competent courts of the district of Tel Aviv- Jaffa which shall have sole and exclusive jurisdiction over any matter arising hereunder, and each of the Parties irrevocably submits to such jurisdiction and irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any matter arising hereunder in said jurisdiction. The address for service of process in Israel on the Purchaser shall be Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center (Round Building), Tel Aviv 67021, Israel.

4.6         Public Announcements. Neither Party shall make any public statements or issue any press releases with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) except as may be required by applicable law. If a public statement is required to be made under applicable law, the Parties shall consult each other in advance as to the contents and timing thereof.

4.7         Notices. Each communication to be made under this agreement shall be made in writing and, unless otherwise stated, may be made also by fax transmission. Each communication or document to be made or delivered by one Party to another pursuant to this Agreement shall (unless that other Party has by 14 days’ written notice specified another address) be made or delivered to that party, addressed as follows:

If to the Bank	If to Purchaser
Bank Hapoalim B.M Corporate Division 50 Rothschild Boulevard Tel-Aviv 66883 Fax no. 972-3-569-4548 Att: Avi Levi	York Capital Management 390 Park Avenue 15th Floor New York, NY 10022 Fax no. 1-212-300-1301 Att: Adam Semler and Jeremy Blank
With a copy to:	With a copy to:
Zellermayer & Pelossof, Advocates 20 Lincoln St. Tel Aviv 67134, Israel Fax No.: 972-3-625-5500	Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center (Round Building) Tel Aviv 67021, Israel Fax Number:972-3-607-4400

and shall be deemed to have been made or delivered the next banking day after delivery (in the case of any communication made by facsimile transmission) or (in the case of any communication made by letter) the next banking day after being physically left at that address.

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IN WITNESS WHEREOF, the Parties hereto have caused this LOAN ASSIGNMENT AGREEMENT to be duly executed and delivered as of the date first written above.

BANK HAPOALIM B.M. BY: —————————————— Name: Title:

BY: —————————————— Name: Title:

YORK CAPITAL MANAGEMENT BY: —————————————— Name: Title: